AIRLINE ECONOMICS INTERNATIONAL, INC.

Lee R. Howard                    Telephone (706)579-1466
President
6088 Indian Pipe Drive
487 Big Canoe
Big Canoe, Georgia 30143 USA



Igor Dmitrowsky
President
Baltia Air Lines, Inc.
63-25 Saunders Street, Suite 7I
Rego Park, NY 11374


August 27, 1998

Dear Mr.  Dmitrowsky:

We, Airline Economics, Inc.  and Airline Economics
International, Inc., give you permission to publish in your forthcoming prospectus all letters, analyses, data, statements, and other material furnished you regarding Baltia's JFK-St.Petersburg operation.


Sincerely,

(Signature: Lee Howard)